Exhibit 99.1

DOR BioPharma, Inc.
1101 Brickell Avenue
Miami, Florida 33131
www.dorbiopharma.com

DOR BioPharma Receives $3 Million from Sigma-Tau Pharmaceuticals for Exclusive Right to Negotiate orBec® Strategic Alliance

MIAMI - January 4, 2007 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today that it has received $3 million under a non-binding letter of intent with Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”), which grants Sigma-Tau an exclusive right to negotiate terms and conditions for a possible business transaction or strategic alliance regarding orBec® (oral beclomethasone dipropionate) and potentially other DOR pipeline compounds until March 1, 2007.

Under the terms of the agreement, Sigma-Tau has purchased $1 million of DOR’s Common Stock at the market price of $0.246 per share, representing approximately four million shares. An additional $2 million was paid in cash, and will be considered an advance payment to be deducted from upfront monies due to DOR by Sigma-Tau pursuant to any future orBec commercialization arrangement reached between the two parties. If no agreement is reached by March 1, 2007, DOR will return the $2 million to Sigma-Tau within 60 days. If DOR does not pay Sigma Tau back in cash by May 31, 2007, interest will accrue at a rate of 6% compounded annually and Sigma Tau will have the option in its sole discretion of converting the accrued amount into Common Stock at a price per share equal to 80% of the market price at the time the payment is made.

“We are exceptionally pleased with Sigma-Tau’s interest in orBec® and in DOR’s pipeline products,” said Christopher J. Schaber, Ph.D., President and CEO of DOR. “We view Sigma-Tau as an excellent potential partner for orBec® especially with regard to the EU territory. We look forward to productive discussions with Sigma-Tau to reach a mutually beneficial arrangement.”

The Common Stock sold to Sigma-Tau has not been registered under the Securities Act or any state securities laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About orBec®

orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the gastrointestinal manifestation of Graft-versus-Host Disease (“GVHD”), the organ system where GVHD is most frequently encountered and is highly problematic. orBec®, if approved by the EMEA and the FDA, would be the first approved treatment for GI GVHD and the first oral formulation of beclomethasone dipropionate ("BDP") available in the European Union and the United States, respectively. orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD. BDP is a highly potent, topically active corticosteroid that has a local effect on inflamed tissue. BDP has been marketed in the U.S. and worldwide since the early 1970s as the active pharmaceutical ingredient in a nasal spray and in a metered dose inhaler for the treatment of patients with allergic rhinitis and asthma. orBec® is formulated for oral administration as a single product consisting of two tablets; one tablet is intended to release BDP in the proximal portions of the GI tract, and the other tablet is intended to release BDP in the more distal portions of the GI tract.

About Sigma-Tau Pharmaceuticals, Inc.

Sigma-Tau Pharmaceuticals, Inc. is a U.S. based, wholly-owned subsidiary of the Sigma-Tau Group, and is dedicated solely to the global development and commercialization of medicines for patients with rare (“Orphan”) diseases. Sigma-Tau Pharmaceuticals, Inc. is based in Gaithersburg, Maryland.

The Sigma-Tau Group is a privately held, research focused pharmaceutical company headquartered in Pomezia (Rome), Italy, with subsidiaries in France, Switzerland, the Netherlands, Portugal, Germany, Spain, and the U.S. Employing 2,400 people worldwide (400 in R&D), the Sigma-Tau Group focuses on several therapeutic areas, including cardiovascular, metabolism, central and peripheral nervous system, immunology and oncology, with a portfolio comprising 48 projects and clinical trials currently being conducted in 32 different indications.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received an FDA PDUFA date of July 21, 2007.  An MAA with the EMEA for orBec® has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. The ricin toxin vaccine, RiVaxTM, has been evaluated successfully in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase 3 clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:        Investor Contacts:
Evan Myrianthopoulos             Lippert/Heilshorn & Associates
Chief Financial Officer     Anne Marie Fields (afields@lhai.com)
(786) 425-3848      (212) 838-3777
www.dorbiopharma.com    Bruce Voss (bvoss@lhai.com)
(310) 691-7100

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